Press Release	For Immediate Release

QUAINT OAK BANCORP, INC. ANNOUNCES
SECOND SHARE REPURCHASE PROGRAM
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Southampton, PA (March 11, 2010) — Quaint Oak Bancorp, Inc. (OTC Bulletin Board: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors has approved the adoption of its second stock repurchase program of up to an additional 69,431 shares, or approximately 5.5% of the Company's current outstanding shares of common stock.  The Company will commence its second stock repurchase program upon the completion of its prior repurchase program which has 7,250 shares remaining to be purchased. Repurchases will be made by the Company from time to time in open-market or privately-negotiated transactions or otherwise as, in the opinion of management, market conditions warrant. The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes.

Robert T. Strong, President and Chief Executive Officer, stated "We are pleased to announce our second share repurchase program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania.  Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years.  Quaint Oak Bancorp's website is www.quaintoak.com.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059